Exhibit 6(k)

TRUST AGREEMENT
OF
GK DST – RIVER FOREST GROCERY
A DELAWARE STATUTORY TRUST

This TRUST AGREEMENT of GK DST – RIVER FOREST GROCERY, a Delaware statutory trust (the “Trust”), dated as of June 10, 2021, is made between Sorensen Entity Services LLC, as co-trustee (the “Delaware Trustee”) and River Forest Grocery – GK Services LLC, a Delaware limited liability company, as co-trustee (the “Signatory Trustee,” and together with the Delaware Trustee, the “Trustees”), and RF Grocery, LLC, an Illinois limited liability company (the “Depositor”) of the Trust, and any other person who subsequently signs this agreement (the “Trust Agreement”) and becomes a party to it.

WHEREAS, the Trust will acquire certain real property and associated assets known as Fresh Thyme, a retail property located at 7501 West North Avenue, River Forest, Illinois 60305 (the “Real Estate”), as more particularly described in Exhibit B; and

WHEREAS, the Real Estate will be subject to the Lease (as hereinafter defined); and

WHEREAS, the Depositor and the Trustees have agreed to create this Trust as a “statutory trust” in accordance with Chapter 38 of Title 12 of the Delaware Code (the “Act”), and intend that this Trust Agreement constitute the “governing instrument” of the Trust (as such term is defined in Section 3801(c) of the Act); and

WHEREAS, the Depositor shall contribute Real Property as a capital contribution to the Trust in exchange for all of the Beneficial Interests in the Trust; and

WHEREAS, concurrently with the Depositor’s contribution of the Real Estate, the Trust will assume that certain lease agreement with Lakes Venture, LLC, a Delaware limited liability company, or any successor thereto (the “Tenant”), together with all amendments, supplements and modifications thereto (the “Lease”), pursuant to which the Tenant will lease the Real Estate from the Trust and pay rent to the Trust; and

WHEREAS, from and after closing on the Real Estate, the Trust will hold the Real Estate, which will be subject to the Lease; and

WHEREAS, it is anticipated that certain Persons will acquire Interests in the Trust in exchange for payment of money to the Trust (which includes a pro rata allocation of borrowed monies from a lender) and will become Investors (as hereinafter defined) pursuant to the Private Placement Memorandum (as hereinafter defined) (the transactions in which such Interests are initially acquired by Investors other than the Depositor, the “Investor Closing” and the period during which the Trust sells all of the Interests pursuant to the Private Placement Memorandum, the “Initial Capitalization”), and such proceeds shall be used to pay the cost to acquire the Real Estate, reduce the Beneficial Interest held by the Depositor in the Trust and for other payments and expenses as set forth in the Private Placement Memorandum.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

For all purposes of this Trust Agreement, the capitalized terms set forth below shall have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person owning beneficially, directly or indirectly, any ownership interest in such specified Person or directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Control” shall mean (whether capitalized or not), with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, fifty percent (50%) or more of the ownership interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Initial Capitalization” has the meaning given to such term in the recitals of this Trust Agreement.

“Interest” shall mean, with respect to the Investor, the Investor’s beneficial ownership interest in the Trust Property, which is reflected on Exhibit A. All Interests shall be of a single class.

“Investor” shall mean those owners of beneficial interests in GK DST – River Forest Grocery.

“Lease” shall mean that certain Lease entered into by and between the Trust as “Landlord” and Lakes Venture, LLC as “Tenant” with respect to the Real Estate.

“Lender” shall mean Barrington Bank & Trust Company, N.A., a third party lender, and its successors and assigns with respect to the Loan.

“Loan” shall mean that certain loan from Lender to the Trust in the original principal amount of $5,190,000 for the acquisition of the Real Estate as evidenced and secured by the Loan Documents.

“Loan Documents” shall mean any and all documents evidencing or securing the Loan or any assumption thereof including, without limitation, any promissory note (individually, a “Note” and collectively, “Notes”), mortgage, deed of trust, assignment of leases and rents, indemnity agreement, guaranty certificate, escrow agreement, consent or subordination agreement or the functional equivalent of any of the aforementioned, and any and all other documents related to the Loan.

“Percentage” shall mean, with respect to a particular Investor, the percentage indirect beneficial ownership interest in the Trust Property as reflected on Exhibit A, as it may from time to time be updated in accordance with this Trust Agreement, and the rights, obligations, benefits and burdens associated with such indirect beneficial ownership interest.

“Person” shall mean a natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, statutory trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.

“Plan Asset Rules” shall mean 29 Code of Federal Regulations § 2510.3-101, as amended from time to time.

“Private Placement Memorandum” shall mean the confidential offering memorandum and incorporated documents distributed to qualified prospective investors that provide such persons with information relating to an investment in the beneficial interests of the Trust, including all supplements thereto.

“Real Estate” shall have the meaning set forth in the recitals of this Trust Agreement.

“Regulations” shall mean U.S. Treasury Regulations promulgated under the Code.

“Section” shall mean a section in this Trust Agreement, unless otherwise modified.

“Single Purpose Entity” shall have the meaning set forth in Section 2.05(a).

“Special Purpose Provisions” shall have the meaning set forth in Section 2.05(b).

“Sponsor” shall mean GK Development, Inc., an Illinois corporation, d/b/a GK Real Estate, and the sole member and Manager of the Signatory Trustee.

“Tenant” shall mean Lakes Venture, LLC, a Delaware limited liability company.

“Transaction Documents” shall mean the Trust Agreement, the Lease and the Loan Documents, together with any other documents to be executed in furtherance of the investment activities of the Trust.

“Trust Property” shall mean all the right, title and interest of the Trust in and to any property contributed to the Trust by the Depositor, or otherwise owned by the Trust, including the Real Estate, and certain incidental additional assets associated with the Real Estate.

ARTICLE II
FORMATION OF TRUST

Section 2.01                                Name. The trust created hereby shall be known as GK DST – River Forest Grocery.

Section 2.02                                Principal Place of Business. The principal place of business of the Trust shall be at such place as the Signatory Trustee shall designate from time to time by notice to the Investors, which need not be in the State of Delaware. The initial principal place of business of the Trust shall be 257 East Main Street, Suite 200, Barrington, IL 60010.

Section 2.03                                Purposes. The purposes of the Trust are to engage in the following activities: (i) to acquire, own, conserve, protect, manage, hold and operate the Real Estate; (ii) to enter into, and/or assume the Loan and comply with the terms of the Loan Documents and the Lease, and to comply with the terms of the underlying leases on the Real Estate and any other Transaction Documents; (iii) to dispose of the Real Estate; and (iv) to take such other actions as the Trustees deem necessary or advisable to carry out the foregoing. The Trust shall hold the Trust Property for investment purposes (and not for the active conduct of a trade or business) and only engage in activities which are customary services in connection with the Trust’s maintenance and repair of the Real Estate. Neither the Trustees nor their agents shall provide non-customary services in such manner or by such method as might create unrelated business taxable income under Code Section 512, impermissible tenant service income under Code Section 856 or would render a co-ownership to be a partnership for tax purposes as discussed in Rev. Rul. 75-374. The Trust shall conduct no business other than as specifically set forth in this Section 2.03.

Section 2.04                                Declaration of Trust by Trustees. The Trustees hereby declare that they will hold the Trust Property upon the terms and conditions herein for the benefit of the Investors, subject to the obligations of the Trust under the Transaction Documents. It is the intention of the parties hereto that the Trust constitute a “statutory trust” under Chapter 38 of Title 12 of the Act. No later than the date hereof, the Trustees shall have caused the filing of a Certificate of Trust (the “Certificate of Trust”) with the Secretary of State of the State of Delaware (the “Secretary of State”) pursuant to Section 3810 of Title 12 of the Act. It is the intention of the parties hereto that the Trust shall not constitute an agency, partnership, association or a trust for federal income tax purposes. Instead, each Investor shall be treated for federal income tax purposes as if it holds a direct ownership interest in the Trust Property. Each Investor agrees to report its interest in the Trust in a manner consistent with the foregoing and otherwise not to take any action that would be inconsistent with the foregoing.

Section 2.05                                Limitation on Certain Activities.

(a)           The Trust shall, as long as the Loan remains outstanding, govern itself as a Single Purpose Entity. For purposes of satisfying the requirements of a Single Purpose Entity, the Trust shall:

(i)
exist solely for the purpose of holding a direct or indirect interest in, and operating, the Trust Property,

(ii)
conduct business only in its own name or, in connection with the operation of the Trust Property, in the name of the facility,

(iii)
not engage in any business other than the ownership, management, leasing, financing, operation and sale of the Trust Property,

(iv)
not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest which it owns or holds in the Trust Property,

(v)
not have any assets other than those related to its interest in the Trust Property and shall not have any debt other than as permitted by the Loan Documents and shall not guarantee or otherwise obligate itself with respect to the debts of any other Person or entity, other than as set forth in or permitted by the Loan Documents,

(vi)
have its own separate books, records, accounts, financial statements and tax returns (with no commingling of funds or assets), provided, however, that if the Trust does not separately file tax returns due to its status as a disregarded entity, all such tax returns shall be filed by its owners,

(vii)
hold itself out as being an entity separate and apart from any other entity,

(viii)
 observe all applicable entity formalities, as the case may be, independent of any other entity.

(b)           Notwithstanding any other provision of this Trust Agreement and any provision of law that otherwise so empowers the Trust, so long as any obligation evidenced or secured by any of the Loan Documents remains outstanding, the provisions of Sections 2.01, 2.03, 2.05, 5.02, 5.05, Article VIII, Article IX, Section 11.01, and Article I (to the extent that terms defined in Article I are used in any of the foregoing provisions) (collectively the “Special Purpose Provisions”) may not be amended without the prior written consent of the Lender.

(c)           Notwithstanding any other provision of this Trust Agreement and any provision of law that otherwise so empowers the Trust, so long as any obligation evidenced or secured by any of the Loan Documents remains outstanding, neither the Trust, the Trustees, nor any other Person shall be authorized or empowered, nor shall they permit the Trust, to the fullest extent permitted by law, to take any action that might cause the Trust to become insolvent, or to file a voluntary petition or otherwise initiate proceedings to be adjudicated bankrupt or insolvent, or to consent to the institution of bankruptcy or insolvency proceedings against the Trust, or to file a petition seeking or consenting to reorganization or relief of the Trust as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Trust; or to seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Trust or of all or any substantial part of the properties and assets of the Trust, or to make any general assignment for the benefit of creditors of the Trust, or to admit in writing the inability of the Trust to pay its debts generally as they become due or to declare or effect a moratorium on the Trust debt or to take any action in furtherance of any such action.  So long as any obligation evidenced or secured by any of the Loan Documents remains outstanding, the Trust may not vote on, or authorize the taking of, any action described in this Section 2.05(c).

Section 2.06                                Ownership of Interests by the Depositor. The Depositor shall contribute the Real Estate to the Trust in exchange for 100% of the Interests.

Section 2.07                                Interests Not Certificated. Notwithstanding anything in this Trust Agreement to the contrary, no Interest shall be certificated, and no Trustee shall take such action to permit the Interests to become certificated or to opt into Article 8 of the Uniform Commercial Code (as amended).

Section 2.08                                Limit on Number of Beneficial Owners.  Notwithstanding anything to the contrary in this Trust Agreement, at no time shall the number of beneficial owners of Interests in the Trust exceed the number of Persons constituting the threshold for registration under Section 12(g) of the Securities Exchange Act of 1934 or any successor provision.  Any transfer that results in a violation of the preceding sentence shall, to the fullest extent permitted by law, be null, void and of no effect whatsoever.

ARTICLE III
TRANSFER OF INTERESTS

Section 3.01                                Restrictions on Transfer. Subject to compliance with applicable securities laws and any transfer restrictions set forth in the Loan Documents and this Trust Agreement, and provided that such transfer does not result in the Trust being required to register as an investment company or require the Trust or any Trustee to register as an investment advisor under the Investment Company Act of 1940, as amended, all or any portion of an Interest may be assigned or transferred to a single beneficiary without the prior consent of the Signatory Trustee or the Investors, provided, that the holder of such Interest, at such holder’s expense, submits an opinion of counsel (or other evidence), satisfactory to the Signatory Trustee, that the registration of the Interest is not required under the Securities Act of 1933 or any other applicable federal or state securities laws, and provided that such opinion shall not be required for the assignment or transfer by the Depositor or by any lender to the Trust (or any affiliate, assignee or successor of such lender); provided, however, that no portion of an Interest shall be assigned or transferred, without the prior written consent of the Signatory Trustee, to a “benefit plan investor” (as defined in the Plan Asset Rules, and which includes, but is not limited to, tax-exempt “401k” and “IRA” plans, as well as entities substantially owned by such tax-exempt plans). Notwithstanding the foregoing, the consent of the Signatory Trustee shall not be required for the assignment or transfer by the Depositor or by the lender to the Trust (or any affiliate, assignee or successor of such lender). All expenses of any such transfer hereunder shall be paid by the transferor. Any transfer or assignment of an Interest not in accordance with the terms of this Trust Agreement shall be void ab initio.

Section 3.02                                Conditions to Admission of Investors. Investors and any assignee or transferee of a beneficial owner of an Interest shall only become an Investor upon written acceptance and adoption of this Trust Agreement, and in the sole discretion of the Signatory Trustee.

ARTICLE IV
DISTRIBUTIONS

Section 4.01                                Payments From Trust Property Only. All payments to be made by the Trustees under this Trust Agreement shall be from the Trust Property.

Section 4.02                                Distributions in General. Except as otherwise provided herein and in the Lease, the Signatory Trustee shall distribute to the Investors, in accordance with each Investor’s Percentage, on a monthly basis, (i) the net operating cash flow of the Trust and (ii) the net proceeds from any sale, exchange or financing of the Real Estate, in each case after (x) payment of debt service pursuant to the Loan Documents, (y) payment or reimbursement to the Trustees for any fees or expenses paid by the Trustees on behalf of the Trust, and (z) retention of amounts necessary to pay anticipated ordinary current and future expenses of the Trust and required reserves (“Reserves”). Amounts of cash retained for Reserves shall only be invested in short-term obligations of (or guaranteed by) the United States, or any agency or instrumentality thereof and in certificates of deposit or interest-bearing bank accounts of any bank or trust company having a minimum stated capital and surplus of $50,000,000. All such obligations must mature prior to the next distribution date, and be held to maturity. All amounts distributable to the Investors pursuant to this Trust Agreement shall be paid by check or in immediately available funds by transfer to a banking institution with bank wire transfer facilities for the account of the Investor, as instructed from time to time by the Investor. Notwithstanding any provision to the contrary contained herein, the Signatory Trustee shall not make a distribution if such distribution would violate applicable law or constitute a default under the Loan Documents.

Section 4.03                                Distributions to Depositor and Other Payments at Investor Closing. Notwithstanding anything in the Trust Agreement to the contrary, any funds received by the Trust in connection with the Investor Closing and during the period of the Initial Capitalization shall be paid by the Trust first to the Depositor as such funds are received to reduce its Interest in the Trust, and then may be used for other payments and expenses and reserves as set forth in the Private Placement Memorandum.

Section 4.04                                Distribution Upon Dissolution. In the event of the Trust’s dissolution in accordance with Article IX hereof, all of the Trust Property as may then exist after the winding up of its affairs in accordance with the Statutory Trust Act (including without limitation subsections (d) and (e) of Section 3808 of the Statutory Trust Act and providing for all costs and expenses, including any income or transfer taxes which may be assessed against the Trust, whether or not by reason of the dissolution of the Trust), shall, subject to Section 9.03, be distributed to those Persons who are then Investors in their respective Percentage Shares.

Section 4.05                                Certain Sponsor Fees. Upon the acquisition by the Trust of the Real Estate, the Trust shall pay, and the Signatory Trustee is hereby authorized to pay, to the Sponsor, or its Affiliate, (i) an acquisition fee equal to $215,570 in connection with its assistance in the Trust’s acquisition of the Real Estate and (ii) a financing arrangement fee equal to $103,800 in connection with its assistance in arranging financing for the Trust’s acquisition of the Real Estate. Upon the disposition by the Trust of the Real Estate, the Trust shall pay, and the Signatory Trustee is hereby authorized to pay, to the Sponsor, or its Affiliate, a disposition fee equal to one percent (1%) of the gross proceeds from the disposition of the Real Estate in connection with its assistance in the Trust’s sale of the Real Estate; provided, however that no such disposition fee shall be payable upon any sale or transfer of the Real Estate to the Sponsor or any of its Affiliates. The Trust shall also pay to the Sponsor (i) an asset management fee in an amount equal to 1.50% per annum of the net operating income of the Real Estate and (ii) a property management fee in an amount equal to 3.0% per annum of the rent collected under the Lease.

Section 4.06                                Reimbursement of Expenses to the Sponsor or its Affiliates. The Trust shall pay directly, or reimburse the Sponsor or its Affiliates, as the case may be for all of the Trust’s operating costs and expenses, an allocated amount that may exceed total actual expenses, including, but not limited to the costs of services that could be performed directly for the Trust by independent parties such as legal, accounting, secretarial or clerical, reporting, loan origination, transfer agent, data processing and duplicating services but which are in fact performed by the Sponsor or its Affiliates. Such amounts shall be paid from operating revenue.

ARTICLE V
RIGHTS AND OBLIGATIONS OF OWNERS

Section 5.01                                Status of Relationship.

(a) This Trust Agreement shall not be interpreted to impose a partnership or joint venture relationship on the Investors either in law or in equity. Accordingly, no Investor shall have any liability for the debts or obligations incurred by any other Investor, with respect to the Trust Property or otherwise, and no Investor shall have any authority, other than as specifically provided herein, to act on behalf of any other Investor or to impose any obligation with respect to the Trust Property.

(b) Prior to the closing of a subscription for Interests by a third-party investor, the sole owner of Interests in the Trust shall be the Depositor. As such, until another Person becomes an Investor, the Trust will be characterized as a disregarded entity and any Trust Property held will be treated for federal income tax purposes as the property of the Depositor.

(c)           The Trust shall not constitute a “business trust” within the meaning of Regulations Section 301.7701-4(b) or any other business entity for federal income tax purposes, but shall instead constitute an “investment trust” within the meaning of Regulations Section 301.7701-4(c) and a grantor trust under Subpart E of Part 1, Subchapter J of the Code (Code Sections 671 and following).

Section 5.02                                No Legal Title to Trust Property in the Investors, Etc. Legal title to the Trust Property shall be held by the Trust, and the Investors shall have legal title to the Trust Property. Neither the bankruptcy, death or other incapacity of any Investor, nor the transfer, by operation of law or otherwise, of any right, title or interest of the Investors in and to the Trust Property or hereunder shall terminate this Trust Agreement. Except as expressly set forth herein, the Investors shall not be liable for any liabilities or obligations of the Trust, the Trustees or for the performance of this Trust Agreement.

Section 5.03                                Sale of Trust Property by Trustees Is Binding. Any sale or other conveyance of the Trust Property or any part thereof by the Signatory Trustee made pursuant to the terms of this Trust Agreement shall bind the Trust and the Investors, and be effective to transfer or convey all rights, title and interest of the Trustees, the Investors in and to the Trust Property. The Signatory Trustee shall not be bound by the opinions of the Investors with respect to any sale or other conveyance of the Trust Property or any part thereof, and the decision to undertake any transaction or not rests solely with the Signatory Trustee.

Section 5.04                                Form of Disposition of Real Estate. The Signatory Trustee is not subject to any limitation regarding the form that a sale or other conveyance may take. By way of illustration and not limitation, the Real Estate may be sold or transferred to the Tenant, a real estate investment trust, partnership, limited liability company or other entity (including such entities that are Affiliates of the Signatory Trustee) in exchange for cash and/or interests in the transferee entity.

Section 5.05                                In-Kind Distributions. No Investor shall have any right to demand and receive from the Trust an in-kind distribution of, or otherwise divide or partition, the Trust Property.

ARTICLE VI
TRUSTEES IN GENERAL

Section 6.01                                Acceptance of Trust and Duties. The Trustees accept the Trust hereby created and agree to perform their duties as provided in this Trust Agreement, including receiving and disbursing all money received by them constituting part of the Trust Property, subject to the Loan Documents, the Lease and other relevant agreements.

Section 6.02                                Limitation on Fiduciary Duties of Trustees. Consistent with Section 3806(c) of the Act, the Trustees shall have no fiduciary duties to the Trustees or the Investors.

Section 6.03                                Limitation of Trustee’s Liability. The Trustees shall not be individually answerable or accountable for their omissions or actions on behalf of the Trust, except: (i) for their own willful misconduct or gross negligence, (ii) for the inaccuracy of any of their representations or warranties contained in Section 6.07 hereof, (iii) for their failure to comply with Section 7.03, (iv) for their own income taxes based on fees, commissions or compensation received as a trustee, or (v) for the failure to use ordinary care to disburse money received by them in accordance with the terms hereof.

Section 6.04                                Conflicts of Interest. The Investors hereby acknowledge and agree that the Trustees engage in business activities other than acting as Trustees hereunder, and hereby waive any claim or cause of action against any Trustee as result of any potential or actual conflict of interest arising as a result of any such business activity. Such business activities include, but are not limited to: (i) receiving fees related to the acquisition of the Real Estate, (ii) owning an interest in and receiving distributions of income from the Tenant and/or any property manager for the Real Estate, (iii) engaging directly or indirectly in business activities that may relate to the Real Estate, (iv) acquiring, or sponsoring the acquisition of interests by investors in, parcels of real property that may compete with the Real Estate, and (v) undertaking obligations (including obligations as trustees) to entities other than the Trust.

Section 6.05                                Not Acting in Individual Capacity. Except as otherwise provided in this Article VI, the Trustees act solely as Trustees hereunder and not in their individual capacities, and all Persons other than the Investors having any claim against the Trustees by reason of the transactions contemplated hereby shall look only to the Trust Property for payment or satisfaction thereof, but subject to the liens and other obligations created pursuant to the Loan Documents.

Section 6.06                                Authority of Trustees. The Trustees shall manage, control, dispose of or otherwise deal with the Trust Property consistent with their duties to conserve and protect the Trust Property, subject to any restrictions required by the Loan Documents, or otherwise provided in this Trust Agreement.

Section 6.07                                Representations or Warranties as to Real Estate or Documents. The Trustees make no representation or warranty as to (i) the title, value, condition or operation of the Real Estate held by the Trust, and (ii) the validity or enforceability of any Transaction Document or as to the correctness of any statement contained in any thereof, except as expressly made by the Trustees in their individual capacities. The Trustees represent and warrant to the Investors that this Trust Agreement has been authorized, executed and delivered by each Trustee respectively.

Section 6.08                                Reliance. The Trustees shall not be liable to anyone for relying on any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by them to be genuine and signed by the proper parties. The Trustees may accept a copy of a resolution of the board of directors or other governing body of any corporate party, certified by the secretary or a senior officer thereof, as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter, the manner of ascertainment of which is not specifically prescribed herein, the Trustees may for all purposes hereof rely on an officer’s certificate of the relevant Person (if not an individual) as to such fact or matter, and such certificate shall constitute full protection to the Trustees for any action taken, suffered or omitted by it in good faith in reliance thereon.

Section 6.09                                Advice of Counsel. In the administration and interpretation of the Trust, the Trustees may perform any of their powers and duties, directly or through agents or attorneys and may consult with counsel, accountants and other skilled Persons selected and employed by them. The Trustees shall not be liable for anything done or omitted in good faith in accordance with the advice or opinion within the scope of competence of any such counsel, accountant or other skilled Persons selected with due care.

Section 6.10                                Compensation and Expenses. The Delaware Trustee shall receive as compensation for its services an initial fee, annual fees and document execution fees as agreed to by the Sponsor and the Delaware Trustee in one or more separate agreement(s). The Signatory Trustee shall receive an annual amount of $6,000 beginning in year one and increasing by 2.0% per annum for each year thereafter, which amount may be waived or deferred by the Signatory Trustee in its sole discretion, with such amount paid at a later date but not later than the sale of the interest of the Trust in the Property. The Trustees shall be entitled to be reimbursed by the Trust for their reasonable expenses hereunder.

ARTICLE VII
DUTIES OF TRUSTEES

Section 7.01                                Duties of the Trustees in General.

(a) The Trustees shall only have the duties and obligations expressly provided in this Trust Agreement. Except to the extent specifically provided in Sections 7.01(b) to the effect that specific duties and obligations are those of the Delaware Trustee, and notwithstanding any other provision of this Trust Agreement, all the duties and obligations of the Trustees or of any of them under this Agreement shall be solely the duties and obligations of the Signatory Trustee.

(b) The Delaware Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the purpose of satisfying the requirement of Section 3807(a) of the Delaware Statutory Trust Act that the Trust have at least one trustee with a principal place of business in Delaware. It is understood and agreed by the parties hereto that the Delaware Trustee shall have none of the duties or liabilities of the Signatory Trustee. The duties of the Delaware Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, (ii) the execution of any certificates required to be filed with the Delaware Secretary of State which the Delaware Trustee is required to execute under Section 3811 of the Delaware Statutory Trust Act, and (iii) any other duties specifically allocated to the Delaware Trustee in the Trust Agreement. To the extent that, at law or in equity, the Delaware Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust or the Investors, it is hereby understood and agreed by the other parties hereto that such duties and liabilities are replaced by the duties and liabilities of the Delaware Trustee expressly set forth in this Trust Agreement. Notwithstanding anything herein to the contrary:

(i)           the Delaware Trustee shall not be liable for the acts or omissions of the Signatory Trustee, nor shall the Delaware Trustee be liable for supervising or monitoring the performance and the duties and obligations of the Signatory Trustee under this Trust Agreement. The Delaware Trustee shall not be personally liable under any circumstances, except for its own willful misconduct, fraud or gross negligence. In particular, but not by way of limitation: the Delaware Trustee shall not be personally liable for any error of judgment made in good faith, except to the extent such error of judgment constitutes gross negligence on its part;

(ii)           no provision of this Trust Agreement shall require the Delaware Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder, if the Delaware Trustee shall have reasonable grounds for believing that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(iii)           under no circumstances shall the Delaware Trustee be personally liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust;

(iv)           the Delaware Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Trust Agreement or for the due execution hereof by any other party; and

(v)            the Delaware Trustee shall not be liable for punitive, exemplary, consequential, special or other similar damages for a breach of this Trust Agreement under any circumstances.

(c)            Except as provided in Sections 7.01(b) above, the Signatory Trustee is hereby authorized and directed to enter into any agreement permitted or directed by this Trust Agreement without the consent or signature of the Delaware Trustee including, without limitation, the Transaction Documents. The Delaware Trustee is authorized and directed to enter into such other documents and take such other actions as any Signatory Trustee shall specifically direct in written instructions delivered to the Delaware Trustee; provided, however, that the Delaware Trustee will take such action merely in a ministerial nondiscretionary capacity, as directed by the Signatory Trustee, and any such action shall not subject the Delaware Trustee to any liability, and provided further, however, that the Delaware Trustee shall not be required to take any action if such Trustee shall determine, or shall be advised by counsel, that such action is likely to result in personal liability or is contrary to applicable law or any agreement to which such Trustee is a party. For the avoidance of doubt, this Section 7.01(c) does not limit or condition the duties of the Delaware Trustee set forth in Section 7.01(b).

(d)           The Signatory Trustee has also been appointed hereunder to satisfy such legal or administrative requirements as may be necessary or prudent to carry out the duties of the Trust with respect to the Transaction Documents or any Trust Property to the extent that the Delaware Trustee is not required to do so under applicable law. Notwithstanding any provisions of this Trust Agreement, so long as any obligation evidenced or secured by any of the Loan Documents remains outstanding and not discharged in full and the lien of the Loan Documents has not been released, the Signatory Trustee or any replacement signatory trustee shall be an entity that complies with the special purpose entity requirements set forth in the Loan Documents.

Section 7.02                                Actions of Signatory Trustee. The Signatory Trustee is hereby authorized and directed to take any and all necessary actions to conserve and protect the Trust Property, including, but not limited to:

(a) acquiring, owning, conserving, protecting, operating and disposing of the Trust Property in accordance with the Trust Agreement;

(b) entering into and/or assuming and complying with the terms of the Lease, the leases on the underlying Real Estate (in the event of a Tenant bankruptcy or insolvency), the Loan Documents and any other Transaction Documents to which the Trust is a party;

(c)     collecting rents and making distributions in accordance with Article IV;

(d)     entering into any agreement for purposes of completing tax-free exchanges of real property with a Qualified Intermediary as defined in Section 1031 of the Code;

(e)     notifying the relevant parties of any default by them under the Transaction Documents;

(f)     solely in the event of a bankruptcy, insolvency or like default by the Tenant (or any subsequent tenant) of an underlying parcel of Real Estate, renegotiating existing lease(s) and entering into new lease(s) with respect to the Real Estate, or renegotiating or refinancing any debt secured by the Real Estate; and

(g)     taking all actions with respect to a transfer of Trust Property as permitted under this Trust Agreement; and

       (h)     taking any action which, in the reasoned opinion of tax counsel to the Trust, should not have any adverse impact on the treatment of the Trust as a “fixed investment trust” or as a “grantor trust” for federal income tax purposes.

Section 7.03                                Prohibited Actions.

(a)            For so long as the Depositor is the sole Beneficial Owner of the Trust, the rights of the Depositor with respect to the assets and property held by the Trust are such that the Trust will be characterized at such time as a “business entity” within the meaning of Regulation Section 301.7701-3. Because the Depositor will be the sole Beneficial Owner, the Trust will be characterized as a disregarded entity, and all assets and property of the Trust shall be treated for and only for federal income tax purposes as assets and property of the Depositor.

(b)           Notwithstanding any other provision in this Trust Agreement, at such time when the Depositor is no longer the sole Beneficial Owner of the Trust, the Trustees shall not, in any capacity, take any of the following actions, if the effect would be that such action or actions would constitute a power under the Trust Agreement to “vary the investment of the certificate holders” as defined by Regulation Section 301.7701-4(c)(1): (a) dispose of the Real Estate, or reinvest any monies of the Trust, except in accordance with Section 4.02; (b) renegotiate the terms of the Loan, enter into new financing, renegotiate the Lease, or enter into new leases except in the case of the Tenant’s bankruptcy or insolvency; (c) make other than minor non-structural modifications to the Real Estate, other than as required by law; (d) accept any capital from the Investors or new investors except as provided for in the Private Placement Memorandum, (e) acquire any parcel of real estate other than the Real Estate, (f) acquire any parcel of Real Estate more than ninety (90) days after the first issuance of Interests to Investors pursuant to the Private Placement Memorandum; (g) except as provided in (f) above, take any willful action to fail to close the acquisition of the Real Estate, or (h) take any other action that would in the opinion of tax counsel to the Trust cause the Trust to be treated as a “business entity” for federal income tax purposes.

Section 7.04                                Books and Records. The Signatory Trustee shall keep customary and appropriate books and records relating to the Trust and the Trust Property and shall certify reports regarding the same to the Lender, if required by the Loan Documents. The Signatory Trustee shall maintain separate books and records for each Investor’s Interest and shall provide reports of income and expenses to each Investor as necessary for such Investor to prepare his/her income tax returns regarding the Trust Property. These books and records will be kept at the Trust’s principal place of business and will be available to the Investors during reasonable business hours.

Section 7.05                                Furnishing of Documents. The Signatory Trustee will promptly furnish to the Investors copies of all reports, notices, requests, demands, certificates, financial statements and any other writings pursuant to the Transaction Documents that the Investors have not otherwise received and shall further promptly furnish to the Lender those documents as required by the Loan Documents.

Section 7.06                                Duty to Act.

(a) The Trustees shall not be required to act or refrain from acting under this Trust Agreement or the Loan Documents (other than the actions prohibited in Section 7.03) if the Trustees reasonably determine, or have been advised by legal counsel, that such actions may result in personal liability, unless the Trustees are indemnified by the Trust against any liability and costs (including reasonable legal fees and expenses) which may result in a manner and form reasonably satisfactory to the Trustees. However, the Trust shall not be required to indemnify the Trustees with respect to any of the matters described in Section 6.03(i) through 6.03(v).

(b)           The Delaware Trustee shall not have any duty (i) except as provided in Section 7.01(b) with respect to the Delaware Trustee, to file, record or deposit any document or to maintain any such filing, recording or deposit or to refile, rerecord or redeposit any such document, (ii) to obtain or maintain any insurance on the Real Estate, (iii) to maintain the Real Estate, (iv) to pay or discharge any tax levied against any part of the Trust Property, or (v) to confirm, verify, investigate or inquire into the failure to receive any reports or financial statements from any party obligated under the Loan Documents to provide such reports or financial statements, or (vi) to inspect the Real Estate at any time or to ascertain or inquire as to the performance or observance of any requirements associated therewith under the Loan Documents or otherwise.

Section 7.07                                ERISA Matters. The Signatory Trustee shall use reasonable best efforts to conduct the affairs of the Trust so that the Trust Property does not become “plan assets” (as defined in the Plan Asset Rules) subject to the fiduciary standards of Part 4 of Subtitle B of Title I of ERISA and Code Section 4975.

ARTICLE VIII
INDEMNIFICATION AND PAYMENT OF THE TRUSTEES

The Trust agrees to indemnify the Trustees, in their individual capacities, from and against, any and all liabilities, obligations, losses, damages, taxes, claims, actions, suits, costs, expenses and disbursements including reasonable legal fees and expenses which may be imposed on, incurred by or asserted at any time against the Trustees, in their individual capacities (and not indemnified against by other Persons) which relate to or arise out of the Trust Property, or the Transaction Documents. Notwithstanding the above, the Trust shall not be required to indemnify any Trustee with respect to any of the matters described in Sections 6.03(i) through 6.03(v) to the extent any such section is adjudged to apply to such Trustee. The indemnities contained in this Article VIII shall apply to any permitted successors or assigns of the Trust. So long as any obligation evidenced or secured by the Loan Documents is outstanding, no indemnity payment from funds of the Trust (as distinct from funds from other sources, such as insurance) of any indemnity pursuant to this Article VIII shall be payable from amounts allocable to the Lender pursuant to the Loan Documents. Any indemnification set forth in this Agreement shall be fully subordinated to the Loan and shall not constitute a claim against the Trust in the event its cash flow is insufficient to pay its obligations.

ARTICLE IX
TERMINATION OF TRUST AGREEMENT

Section 9.01                                Termination in General. The Trust shall dissolve and wind up in accordance with Section 3808 of the Act and each Investor’s share of the Trust Property shall, subject to Article IV hereof, be distributed to the Investors at the earlier of (a) termination of the Lease, or (b) after the sale or other disposition of the Real Estate; provided, however, that, except pursuant to Section 9.02 and 9.03, no such dissolution or winding up will occur so long as any obligation evidenced or secured by any of the Loan Documents remains outstanding and not discharged in full.

Section 9.02                                Termination on Loan Default. Subject to the terms and conditions of the Loan Documents, notwithstanding Section 9.01, if an Event of Default under the Loan has occurred or in the event the Loan is still outstanding as of the date that is 90 days prior to the Loan maturity date and the Signatory Trustee is prohibited from acting pursuant to Section 7.03 hereof, or if, pursuant to the Lender's exercise of its rights under the Loan Documents following the occurrence of an Event of Default thereunder, the Lender directs the Signatory Trustee in writing to terminate the Trust Agreement, the Signatory Trustee shall, in compliance with such conditions precedent and other requirements as may be set forth in the Loan Documents, terminate the Trust and distribute the Trust Property to Investors in the manner provided in Section 9.04.

Section 9.03                                Termination to Preserve and Protect the Trust Property.

(a)           Subject to the terms and conditions of the Loan Documents, if the Signatory Trustee determines that (a) the Tenant has failed to timely pay rent due under the Lease after the expiration of any applicable notice and cure provisions in the Lease, if any, (b) the Trust Property is in jeopardy of being lost due to a default on the Loan, and the Signatory Trustee is prohibited from acting pursuant to Section 7.03 hereof, (c) the Tenant files for bankruptcy, seeks appointment of a receiver, makes an assignment for the benefit of its creditors or there occurs any similar event, (d) the Trust is otherwise in violation of Section 7.03, and if the Signatory Trustee determines in writing that dissolution of the Trust is necessary and appropriate to preserve and protect the Trust Property for the benefit of the Investors, then, in either case, the Signatory Trustee shall, in compliance with such conditions precedent and other requirements as may be set forth in the Loan Documents, terminate the Trust and distribute the Trust Property in the manner provided in this Section 9.03. It is the express intent of this Trust Agreement that no distribution be made under this Section 9.03 except in the rare and unexpected situations in which (w) such distribution is necessary to prevent the loss of the Trust Property due to the imminent risk of a default on the Loan (or Lender’s exercise of remedies in connection therewith), (x) the Loan must otherwise be refinanced in order to preserve or protect the Trust Property, (y) the Master Lease is in imminent danger of being in material default or (z) the Signatory Trustee anticipates undertaking some other action in order to preserve the Trust Property that would, in the Signatory Trustee’s reasonable discretion, result in the Trust no longer being treated as an investment trust in accordance with Section 5.01(c) of this Trust Agreement. To the fullest extent permitted by applicable law, the Signatory Trustee shall be fully protected in any determinations made under this Section 9.03 made in good faith, and shall have no liability to any Person, including without limitation the Investors, with respect thereto.

(b)           Except as provided in Section 9.03(c), the Signatory Trustee shall terminate the Trust pursuant to this Section 9.03 by dissolving and winding up the Trust in accordance with Section 3808 of the Act and distributing to the Investors, subject to Article IV hereof, the Trust Property.

(c)           Notwithstanding Section 9.03(a), if any obligation evidenced or secured by the Loan Documents remains outstanding and has not been satisfied in full at the time the Trust is to be terminated pursuant to Section 9.02, and if the Loan Documents prohibit a direct distribution of the Trust Property to the Investor, the Signatory Trustee may:

(i)           terminate the Trust pursuant to Section 9.02 by converting it pursuant to Section 3821 of the Act into a Delaware limited liability company (an “LLC”) (such conversion, a “Transfer Distribution”), the operating agreement for which will be substantially similar in form to the LLC operating agreement set forth as Exhibit C hereto (the “LLC Agreement”) (or in lieu of such conversion, as determined in the sole discretion of the Signatory Trustee, by transferring or contributing the Trust Property to, or by merging the Trust into, such LLC), which LLC shall acquire, by operation of law, contract, or otherwise, the Trust Property subject to the then-outstanding obligations of the Trust under the Loan Documents and the Master Lease, and which LLC shall assume by operation of law, contract, or otherwise, the obligations of the Trust under the Loan Documents and the Master Lease, which assumption shall be evidenced by documents in writing by the Lender;

(ii)           effect the conversion or exchange of the Investor’s Interests in the Trust into equivalent membership interests in the LLC;

 (iii)           cause the Signatory Trustee to be designated as the Manager (as such term is defined in the LLC Agreement) of the LLC and to execute all necessary documents, including the LLC Agreement on behalf of the members of the LLC; and

(iv)           take all other actions necessary to complete the termination and winding up of the Trust and the formation of the LLC in accordance with the Act and the Delaware Limited Liability Company Act.

For federal income tax purposes, a conversion of the Trust to an LLC effectuated pursuant to this Section 9.03(c) shall be characterized as: (1) a distribution of the Trust Property by the Trust to the Investors in termination of the Trust, followed by (2) a contribution by the Investors of the Trust Property to the LLC in exchange for membership interests in the LLC.

Section 9.04                                Sale of the Trust Property. The Trust shall sell the Trust Property at any time upon receipt of a notice from the Signatory Trustee. Any sale shall be in the Signatory Trustee’s sole and absolute discretion, including (i) determining sales price of the Trust Property, (ii) providing notice to the Trust of the sale, and (iii) conducting the sale of the Trust Property. The Trust shall distribute the proceeds (net of any fee due to the Signatory Trustee) to the Investors. The Signatory Trustee and the Delaware Trustee are expressly instructed to permit each Investors to undertake its portion of the sale as a like-kind exchange within the meaning of Section 1031 of the Code. Any sale of the Trust Property shall be on an “as is, where is” basis and without any representations or warranties by the Delaware Trustee or the Signatory Trustee (other than as to ownership of the Trust Property and authority to enter into the sale or other matters as determined by Signatory Trustee in its sole and absolute discretion). Costs of sale shall be allocated between the Trust and the purchaser of the Trust Property as may be determined by the Signatory Trustee in its sole discretion. "Sole and absolute discretion" means that notwithstanding any other provision of this Trust Agreement or otherwise applicable provision of law or equity (including any law relating to fiduciary duties), the Signatory Trustee (i) shall be entitled to consider only such interests and factors as it desires, including its own interests or its Affiliates' interests, (ii) shall be entitled to act or not act in a manner that is adverse, including materially adverse, to the Trust, the Trustees, the Investors and any other Person bound by this Trust Agreement, and (iii) shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Trustees, the Investors or any other Person bound by this Trust Agreement. Notwithstanding any other provision of this Agreement or any other provision of law or equity (including any law relating to fiduciary duties), to the fullest extent permitted by the Act and other applicable law, in connection with actions taken or not taken pursuant to this Trust Agreement, a Signatory Trustee Indemnified Person shall owe no duties hereunder or at law or in equity (including fiduciary duties) to the Trust, the Trustees, the Investors or any other Person bound by this Trust Agreement. The Trust, the Trustees, the Investors and any other Person bound by this Trust Agreement each therefore waives, to the fullest extent permitted by law, any claim or cause of action against a Signatory Trustee Indemnified Person asserting, in connection with the determination of any and all matters presented to such Signatory Trustee Indemnified Person for action, breach of fiduciary duty, duty of care or any other duty, breach of the Act or breach of any duty created by special circumstances arising out of this Trust Agreement or the Trust. Without limitation, any Signatory Trustee Indemnified Person may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, similar or dissimilar to the business of the Trust, whether now existing or hereafter acquired or initiated, whether or not such ventures are competitive with the Trust, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Signatory Trustee Indemnified Person. No Signatory Trustee Indemnified Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust shall have any duty to communicate or offer such opportunity to the Trust, and such Signatory Trustee Indemnified Person shall not be liable to the Trust or to any other Person bound by this Trust Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Investor nor any Trustee shall have any rights or obligations by virtue of this Trust Agreement or the relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Trust, shall not be deemed wrongful, improper or the breach of any duty to the Trust, any Trustee or any Investor existing at law, in equity or otherwise.

Section 9.05                                Certificate of Cancellation. Upon the completion of the dissolution and winding up of the Trust, the Trustees shall cause a Certificate of Cancellation to be filed with the Delaware Secretary of State and thereupon the Trust, and this Trust Agreement shall terminate.

ARTICLE X
SUCCESSOR TRUSTEES

Section 10.1                                Resignation and Removal; Appointment of Successor Trustee. A Trustee or any successor may resign at any time by giving at least sixty (60) days’ prior written notice to the Investors. The Investors holding a majority of the Interests may at any time remove a Trustee for cause by written notice to such Trustee. Cause shall only mean the fraud, willful misconduct or gross negligence of the Trustee with respect to the Trust, and only as determined upon final order by a court of competent jurisdiction. Notwithstanding anything herein to the contrary, no resignation or removal of a Trustee shall be effective until a successor trustee has been appointed and such successor trustee has accepted its responsibilities, all as hereinafter provided. In case of the resignation, death, liquidation or removal of a Trustee, Investors holding a majority of the Interests may appoint a successor by written instrument. The Trust shall not be terminated solely due to the death, liquidation, resignation or removal of any Trustee. If a successor trustee shall not have been appointed within sixty (60) days after the giving of such notice, a Trustee or the Investors may apply to any court of competent jurisdiction in the United States to appoint a successor trustee to act until such time, if any, as a successor shall have been appointed as provided above. Any successor so appointed by such court shall immediately and without further act be superseded by any successor appointed as provided above within one year from the date of the appointment by such court. Any successor, however appointed, shall execute and deliver to its predecessor trustee (the Delaware Trustee, Signatory Trustee or a successor trustee, as the case may be) an instrument accepting such appointment, and thereupon such successor, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of the predecessor trustee in the trusts hereunder with like effect as if originally named a Delaware Trustee or Signatory Trustee herein; but upon the written request of such successor, such predecessor shall execute and deliver an instrument transferring to such successor, upon the trusts herein expressed, all the estates, properties, rights, powers, duties and trusts of such predecessor, and such predecessor shall duly assign, transfer, deliver and pay over to such successor all monies or other property then held by such predecessor upon the trusts herein expressed. Any right of the Investors against the predecessor trustee, in its, his or her individual capacity, shall not be prejudiced by the appointment of any successor trustee and shall survive the termination of the trusts created hereby.

Section 10.2                                Successor Delaware Trustee. Any successor Delaware Trustee, however appointed, shall be a bank or trust company with its principal place of business in the State of Delaware and either (a) having a combined capital and surplus of at least $50,000,000, or (b) having the performance of its obligations hereunder guaranteed by such a bank or trust company having a combined capital and surplus of at least $50,000,000, if there is such an institution willing, able and legally qualified to perform the duties of trustee hereunder upon reasonable or customary terms. Any corporation into which the Delaware Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Delaware Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Delaware Trustee may be transferred, shall, subject to the preceding sentence, be the Delaware Trustee under this Trust Agreement without further act. Any successor Delaware Trustee, however appointed, shall be competent and qualified to (i) serve as a trustee of a statutory trust formed pursuant to Chapter 38 of Title 12 of the Act, (ii) own, buy, sell, lease and mortgage land in the state where the Real Estate is located, and (iii) take all actions required by the Delaware Trustee pursuant to the Trust Agreement and the Loan Documents under the Act.

ARTICLE XI
MISCELLANEOUS

Section 11.01                                Limitations on Rights of Others. Nothing in this Trust Agreement, whether express or implied, shall give to any Person other than the Depositor, the Trustees, the Investors and the Trust any legal or equitable right, remedy or claim hereunder provided, however, that the Lender shall be an intended third party beneficiary of the Special Purpose Provisions of this Trust Agreement.

Section 11.02                                Notices, Etc. All notices, requests, demands, consents and other communications (“Notices”) required or contemplated by the provisions hereof shall refer on their face to this Trust Agreement (although failure to do so shall not make such Notice ineffective), shall, unless otherwise stated herein, be in writing and shall be (i) personally delivered, (ii) sent by reputable overnight courier service, (iii) sent by certified or registered mail, postage prepaid and return receipt requested, or (iv) transmitted by telephone facsimile with electronic confirmation of receipt, in each case, as follows:

if to the Delaware Trustee:
Sorensen Entity Services LLC
1201 N. Orange St., Suite 7044
Wilmington, Delaware 19801
Attn: Chris Sorensen
Facsimile: 302-401-4949

if to the Signatory Trustee or the Trust:
River Forest Grocery – GK Services LLC/
GK DST – River Forest Grocery
c/o GK Development, Inc.
257 East Main Street
Suite 200
Barrington, IL 60010
Attn: Garo Kholamian
E-mail: Garo@gk-re.com

or at such other address and telephone facsimile number as shall be designated, respectively, by the Trustees or the Trust in a written notice to the other Persons receiving Notices pursuant to this Section. Notices given pursuant to this Section shall be deemed received upon the earliest of the following to occur: (i) upon personal delivery, (ii) on the fifth day following the day sent, if sent by registered or certified mail, (iii) on the next business day following the day sent, if sent by reputable overnight courier, and (iv) if transmitted by telephone facsimile, on the day sent if such day is a business day of the addressee and the telephone facsimile is received by the addressee by 5:00 p.m. local time of the addressee on such day and otherwise on the first business day of the addressee after the day that the telephone facsimile is sent.

Section 11.03                                Severability. Any provision of this Trust Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.04                                Separate Counterparts. This Trust Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 11.05                                Successors and Assigns. All covenants and agreements contained herein shall be binding upon and inure to the benefit of the Trustees and their successors and assigns and the Investors and their successors and assigns, all as herein provided. Any request, notice, direction, consent, waiver or other writing or action by the Investors shall bind each of their successors and assigns.

Section 11.06                                Usage of Terms. With respect to all terms in this Trust Agreement, the singular includes the plural and the plural includes the singular; words importing any gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Trust Agreement; references to Persons include their successors and permitted assigns; and the term “including” means including without limitation.

Section 11.07                                Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 11.08                                Governing Law. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts to be performed entirely within such state, including all matters of construction, validity and performance. Each party to this Trust Agreement agrees to only bring suit in a court of competent jurisdiction located in the County of Cook, State of Illinois and consents to personal jurisdiction therein. IN ANY SUCH PROCEEDING, EACH PARTY TO THIS TRUST AGREEMENT WILL BE DEEMED TO HAVE WAIVED ITS RIGHT TO A TRIAL BY JURY.

Section 11.09                                Amendments.

(a) Subject to Section 2.05(b), this Trust Agreement may be supplemented or amended by agreement of the Signatory Trustee and the Delaware Trustee to correct scrivener’s errors, to clarify any ambiguities in the Trust Agreement or to reflect any changes to or otherwise comply with securities and tax law.

(b) Notwithstanding Section 11.09(a), no amendment or supplement shall be made if its effect would be that it would constitute a power under the Trust Agreement to “vary the investment” of the Investors within the meaning of Treasury Regulation Section 301.7701-4(c)(1).

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers as of the day and year first above written.

DELAWARE TRUSTEE:

SORENSEN ENTITY SERVICES LLC

By:
__________________________________
Name:
__________________________________
Its:
__________________________________

SIGNATORY TRUSTEE:

RIVER FOREST GROCERY – GK SERVICES LLC,
a Delaware limited liability company

By:
GK Development, Inc.,
an Illinois corporation, d/b/a GK Real Estate
Its:
Manager

By:
__________________________________
Name:
Garo Kholamian
Its:
President and Sole Director

TRUST:

GK DST – RIVER FOREST GROCERY,
a Delaware statutory trust

By:
RIVER FOREST GROCERY – GK SERVICES LLC,
a Delaware limited liability company
Its:
Signatory Trustee

By:
GK Development, Inc.,
an Illinois corporation, d/b/a GK Real Estate
Its:
Manager

By:
By:
__________________________________
Name:
Garo Kholamian
Its:
President and Sole Director
[Signature Page to Trust Agreement of GK DST – River Forest Grocery]

EXHIBIT A

THE INVESTORS AND THEIR INTERESTS
Investor	Interest
RF Grocery, LLC	100.00%
Total:	100.00%

EXHIBIT B
DESCRIPTION OF REAL ESTATE

LOTS 1, 2, 3, 4 AND 5 IN BLOCK 3 IN O. C. BRAESE'S SUBDIVISION OF THE EAST 1/2 OF THE WEST 1/2 OF THE NORTHEAST 1/4 OF SECTION 1, TOWNSHIP 39 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS,

ALSO

LOTS 1, 2, 3, 4 AND 5 IN BLOCK 1 IN WILLIAM H. BECKMAN'S SUBDIVISION OF THE WEST 1/2 OF
THE WEST 1/2 OF THE NORTHEAST 1/4 OF SECTION 1, TOWNSHIP 39 NORTH, RANGE 12, EAST
OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT C
THE LLC AGREEMENT
FORM OF OPERATING AGREEMENT FOR LLC CREATED PURSUANT TO
SECTION 9.04(b) OF THE TRUST AGREEMENT

OPERATING AGREEMENT
OF
GK DST – RIVER FOREST GROCERY, LLC

THIS OPERATING AGREEMENT (this “Operating Agreement”) of GK DST – River Forest Grocery, LLC, a Delaware limited liability company (the “Operating Company”), is made and entered into as of ________________, 20___ (the “Effective Date”), by and among GK DST – River Forest Grocery, a Delaware statutory trust (the “Trust”), River Forest Grocery – GK Services LLC, a Delaware limited liability company, and the persons whose names are set forth on Exhibit A of this Agreement (the “Members”) and ___________________ (“Springing Member 1”) and __________________ (“Springing Member 2”), as the Springing Members (as defined in Section 9.1 below).

RECITALS:

WHEREAS, pursuant to the Trust Agreement of the Trust (the “Trust Agreement”), River Forest Grocery – GK Services LLC is the signatory trustee of the Trust (the “Signatory Trustee”) and the Members collectively own all of the beneficial interests in the Trust (the Members, in such capacity, the “Owners”).

WHEREAS, Trust owns that certain real property and associated assets known as Fresh Thyme, a retail property located at 7501 West North Avenue, River Forest, Illinois 60305 (the “Real Estate”), and certain incidental additional assets associated with the Real Estate (the Real Estate and all such additional assets, collectively, the “Trust Property”), which property is subject to the Lease.

WHEREAS, pursuant to Section 9.03 of the Trust Agreement, the Signatory Trustee, having due authority and having been so directed by the Lender on the Trust Property, may terminate the Trust as provided in Section 9.03 of the Trust Agreement.

WHEREAS, pursuant to Section 9.03(c) of the Trust Agreement, (a) the Signatory Trustee shall transfer or contribute the Trust Property to the Operating Company, (b) the Signatory Trustee shall become the manager of the Operating Company; (c) the Owners shall become Members of the Operating Company; (d) the Operating Company shall become the owner of the Trust Property (such property in the hands of the Operating Company, the “Company Property”), which shall remain subject to the Lease, and (e) the Trust shall be terminated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties agree as follows:

ARTICLE I

Formation of Operating Company

1.1 Authority. The Operating Company has been formed in accordance with the requirements of the Delaware Limited Liability Company Act (the “Act”), and the Signatory Trustee has been designated the manager of the Operating Company (the “Manager”). The Manager shall have the authority to perform such other filings, recordings and actions and will comply with all formation requirements under the Act and the laws of such other states in which the Operating Company elects to do business.

1.2 Membership; Rights and Obligations. Upon the consummation of the transactions described in the Recitals, the Members will be members of the Operating Company. The rights and obligations of the Operating Company and the Members will, except as otherwise provided herein, be governed by the Act.

1.3 Name. The name of the Operating Company is “GK DST – RIVER FOREST GROCERY, LLC” and its affairs will be conducted under the Operating Company name or such other name(s) as the Manager may select. The Manager will execute and file with the proper offices any and all certificates required by the fictitious name or assumed name statutes of the states in which the Operating Company elects to do business. The Operating Company will have the exclusive ownership of and right to use the Operating Company name.

1.4 Purposes of the Operating Company. The purposes of the Operating Company are: (i) to own, manage, hold and ultimately dispose of the Real Estate; and (ii) to engage in such other activities, enterprises, ventures and undertakings permitted under this Agreement and/or the Act that are necessary or appropriate to the foregoing purposes (including without limitation enter into or modify any lease of the Real Estate and finance (and refinance) the Real Estate). The Operating Company shall conduct no business other than as specifically set forth in this Section 1.4.

1.5 Characterization. It is the intention of the Manager and the Members that the Operating Company constitute a partnership for federal, state and local income tax purposes. Each Member will report its Membership Interest in a manner consistent with the foregoing, and neither the Manager nor any Member will take any action inconsistent with the foregoing.

1.6 Principal Office of the Operating Company. The principal office of the Operating Company is [ ], or at such other place as the Manager may designate. The Operating Company may have other offices in such place or places as selected by the Manager.

1.7 Registered Office and Registered Agent. The registered agent of the Operating Company in the State of Delaware is Sorensen Entity Services LLC, and the registered office of the registered agent is 1201 N. Orange Street, Suite 7044 Wilmington, Delaware, 19801. The Manager may from time to time in accordance with the Act change any of the Operating Company’s registered agents and/or registered offices and designate a registered agent and registered office in each state the Operating Company is required to maintain or appoint one.

1.8 Term of Existence of the Operating Company. The term of the Operating Company commenced upon the filing of its Articles of Organization with the Secretary of State of Delaware and will be perpetual unless sooner terminated as provided in Article VIII.

1.9           Limitation on Certain Activities. The Operating Company shall, as long as the Loan remains outstanding, govern itself as a Single Purpose Entity. For purposes of satisfying the requirements of a Single Purpose Entity, the Operating Company shall:

(i)       exist solely for the purpose of holding a direct or indirect interest in, and operating, the Company Property,

(ii)
 conduct business only in its own name or, in connection with the operation of the Company Property, in the name of the facility,

(iii)      not engage in any business other than the ownership, management, leasing, financing, operation and sale of the Company Property,

(iv)      not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest which it owns or holds in the Company Property,

(v)     not have any assets other than those related to its interest in the Company Property and shall not have any debt other than as permitted by the Loan Documents and shall not guarantee or otherwise obligate itself with respect to the debts of any other Person or entity, other than as set forth in or permitted by the Loan Documents,

(vi)    have its own separate books, records, accounts, financial statements and tax returns (with no commingling of funds or assets), provided, however, that if the Operating Company does not separately file tax returns due to its status as a disregarded entity, all such tax returns shall be filed by its owners,

(vii)    hold itself out as being an entity separate and apart from any other entity, and

(viii)    observe all applicable entity formalities, as the case may be, independent of any other entity.

ARTICLE II

Membership Interests; Capital Contributions

2.1 Membership Interest. Each Member’s percentage ownership interest in the Operating Company shall be equal to such Member’s beneficial ownership interest in Trust immediately prior to the transactions described in the Recitals, subject to any adjustments in Membership Interest pursuant to Section 2.2(b). The amount of each Member’s percentage ownership interest in the Operating Company (“Membership Interest”) is set forth opposite such Member’s name on Exhibit A hereto.

2.2 Capital Contributions.

(a) Each Member will be credited with an initial capital contribution (“Capital Contribution”) in the amount set forth opposite such Member’s name on Exhibit A hereto.

(b) The Manager may request at any time that the Members make additional Capital Contributions to the Operating Company on a pro rata basis in proportion to each Member’s Membership Interest. The Members are not required to comply with any such request. The Manager shall adjust the Members’ Capital Contributions and Membership Interests set forth on Exhibit A hereto to equitably reflect any additional capital contributions made by Members.

2.3 Subordination to Loan Documents. While the Loan Documents remain in effect, any and all rights of Members pursuant to the terms of this Agreement are subordinated to the rights of the Lender under the Loan Documents.

ARTICLE III

Accounting, Allocations and Distributions

3.1 Books of Account.

(a) The Manager shall maintain the books of account of the Operating Company.

(b) The books of account will be closed promptly after the end of each calendar year, which will be the Operating Company’s fiscal year (“Fiscal Year”). Promptly after the close of the Fiscal Year, the Operating Company will cause to be prepared such partnership income tax and other returns required under applicable law and regulation, including any and all statements necessary to advise all Members promptly about their investment in the Operating Company for federal income tax reporting purposes. The Manager will be responsible for the prompt filing and delivery of all such returns and statements. All elections and options available to the Operating Company for tax purposes will be taken or rejected by the Operating Company in the sole discretion of the Manager.

3.2 Capital Accounts. A separate capital account (“Capital Account”) will be maintained for each Member. Each Member’s initial Capital Account shall be equal to the amount set forth opposite such Member’s name on Exhibit A hereto. Thereafter, each Member’s Capital Account will, inter alia, be increased by (i) the amount of money contributed by such Member to the Operating Company, (ii) the fair market value of property contributed by such Member to the Operating Company (net of liabilities secured by such contributed property that the Operating Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of Operating Company income and gain (or items thereof), including income and gain exempt from tax; and decreased by (iv) the amount of money distributed to such Member (as a Member) by the Operating Company, (v) the fair market value of property distributed to such Member (as a Member) by the Operating Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), (vi) allocations to such Member of expenditures of the Operating Company described in Code Section 705(a)(2)(B) and (vii) allocations to such Member of Operating Company loss and deduction (or items thereof).

3.3 Profit and Loss Allocations. Except as otherwise required by Code Section 704 and the Treasury Regulations thereunder, net profit or net loss of the Operating Company, determined for income tax purposes, will be allocated to the Members pro rata with their Membership Interests.

3.4 Special Tax Allocations. In accordance with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any asset contributed to the capital of the Operating Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Operating Company for federal income tax purposes and its fair market value at the time of contribution to the Operating Company.

3.5 Distributions.

(a) Operating Company “Cash Flow” for any Fiscal Year will consist of all cash received by the Operating Company (other than as a capital contribution) less cash expenditures for Operating Company debts, expenses, capital expenditures and reasonable reserves as determined by the Manager in its sole discretion.

(b) Operating Company Cash Flow for any Fiscal Year will be distributed to the Members in proportion to their Membership Interests.

(c) No Member has the right to partition, or otherwise demand an in-kind distribution of, the Company Property. If the Operating Company distributes Company Property to the Members, the fair market value of such property at the time of such distribution will be determined by the Manager in its sole discretion, and any such distribution will be made to the Members in proportion to their Membership Interests.

(d) No distribution shall be made to any Members, if such distribution would violate applicable law or constitute a default under the Loan Documents.

ARTICLE IV

Rights, Duties, Liabilities and Restrictions of the Manager

4.1 The Manager.

(a) Except solely as provided in Section 4.1(b) with respect to Major Decisions (as defined therein), the Manager will have the sole and exclusive right to manage, control and conduct the affairs of the Operating Company and to manage the Company Property.

(b)  Notwithstanding the foregoing, the following actions (the “Major Decisions”) will require the consent of Members holding a majority of the Membership Interests: (i) entering into any agreement for the sale, transfer, or exchange of all or any substantial portion of the Real Estate; (ii) entering into, modifying, extending, renewing or canceling the Lease or any other lease with respect to the Real Estate or any portion thereof; (iii) entering into, modifying, extending, renewing or canceling any agreement pertaining to any indebtedness to be secured in whole or in part by any mortgage, deed of trust, pledge, lien or other encumbrance upon the Real Estate; (iv) admitting new Members to the Operating Company in exchange for Capital Contributions by such Persons to the Operating Company; (v) dissolving and winding up the Operating Company; or (vi) amending this Agreement. The consent of the Members to any Major Decision shall be determined as provided in Section 5.1(b).

4.2           Duties and Responsibilities of the Manager. The Manager will diligently, faithfully and competently perform its duties and responsibilities, and will devote such time to the Operating Company’s business as, in the judgment of the Manager, is reasonably required. The Manager shall use reasonable best efforts to conduct the affairs of the Operating Company so that the Company Property does not become “plan assets” (as defined in the Plan Asset Rules) subject to the fiduciary standards of Part 4 of Subtitle B of Title I of ERISA and Code Section 4975. No fee shall be payable to the Manager for management of the affairs of the Operating Company.

4.3           Officers of the Operating Company. The Manager may appoint one or more persons to serve as officers of the Operating Company, in such capacities and with such delegated rights and powers as the Manager may approve; provided, however, that no such officer will have any different or greater rights and powers than the Manager. The Manager may provide that compensation be paid to persons who provide services to the Operating Company as officers.

4.4           Expenditures by Manager. The Operating Company will reimburse the Manager and its Affiliates for any costs and expenses reasonably incurred by them on behalf of the Operating Company.

4.7           Potential Conflicts. The Operating Company may purchase goods or services from the Manager or its Affiliates, provided that any such transaction will be conducted on commercially reasonable terms. The Manager may engage in business ventures of any nature and description independently or with others, including, but not limited to, the business or businesses engaged in by the Operating Company, and neither the Operating Company nor any of the other Members will have any rights in or to such independent ventures or the profits derived therefrom.

4.8           Liability of Manager. The Manager will not be liable to any Member or the Operating Company for honest mistakes of judgment, or for action or inaction, taken reasonably and in good faith for a purpose that was reasonably believed to be in the best interests of the Operating Company, or for losses due to such mistakes, action or inaction, or for the negligence, dishonesty or bad faith of any employee, broker or other agent of the Operating Company. The Manager may consult with counsel and accountants in respect of Operating Company affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that they will have been selected with reasonable care. The Members will look solely to the Company Property for the return of their capital and, if the assets of the Operating Company remaining after payment or discharge of the debts and liabilities of the Operating Company are insufficient to return such capital, they will have no recourse against the Manager for such return of capital. Notwithstanding any of the foregoing to the contrary, the provisions of this Section will not relieve the Manager of any liability by reason of gross negligence, willful misconduct or fraud or to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but will be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.

4.9           Indemnification. The Operating Company shall indemnify the Manager in its individual capacity, from and against, any and all liabilities, obligations, losses, damages, taxes, claims, actions, suits, costs, expenses and disbursements including reasonable legal fees and expenses which may be imposed on, incurred by or asserted at any time against them, in their individual capacities (and not indemnified against by any other Persons) which relate to or arise out of the Company Property. The indemnities contained in this Section 4.9 shall survive the termination of this Agreement. So long as any obligation evidenced or secured by the Loan Documents is outstanding, no indemnity payment from funds of the Operating Company (as distinct from funds from other sources, such as insurance) of any indemnity pursuant to this Section 4.9 shall be payable from amounts allocable to the Lender pursuant to the Loan Documents. Any indemnification set forth in this Agreement shall be fully subordinate to the Loan and shall not constitute a claim against the Operating Company in the event its cash flow is insufficient to pay its obligations, nor shall it constitute a claim against any owner of an interest in the Operating Company.

4.10           Successor to Manager. If the Manager resigns, a successor manager will be selected by Members holding a majority of the Membership Interests.

4.11           Tax Matters Member. The Manager will be the Operating Company’s Tax Matters Partner as defined in Code Section 6231(a)(7) (the “TMP”). The TMP will have the right to resign as such by giving 30 days written notice to the Members. Upon the resignation of the TMP, a successor TMP will be selected by the Manager. The TMP will employ experienced tax counsel to represent the Operating Company in connection with any audit or investigation of the Operating Company by the Internal Revenue Service (the “Service”) and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The Operating Company will not be obligated to pay any compensation to the TMP in his capacity as such; provided, however, that all reasonable expenses incurred by the TMP in serving as the TMP will be Operating Company expenses and the TMP will be reimbursed by the Operating Company in accordance with Section 4.6 above. The TMP will keep the Members informed of all administrative and judicial proceedings, as required by Code Section 6223(g), and will furnish to each Member who so requests in writing a copy of each notice or other communication received by the TMP from the Service, except such notices or communications as are sent directly to such Member by the Service.

ARTICLE V

Members

5.1 Powers of the Members.

(a) Except as provided in Section 5.1(c), the Members have the right to propose that the Operating Company and/or the Manager take certain actions with respect to the Operating Company’s business or the Operating Company Assets, including, but not limited to, Major Decisions in accordance with the procedure described in Section 5.1(b).

(b)  Whenever an action is proposed by any Member pursuant to Section 5.1(a), or by the Manager with respect to any Major Decision, the Manager shall first send to all Members written notice (the “Proposed Action Notice”) setting forth the particulars of the proposed action (the “Proposed Action”). The Proposed Action Notice shall include a ballot on which the Member may mark its vote for or against the Proposed Action. Consistent with the provisions of Section 9.2, the Members shall respond to the Proposed Action Notice by returning the marked ballot to the Manager within fourteen (14) days of the receipt of the Proposed Action Notice. A Member not returning the ballot within the prescribed period shall be deemed to have voted for the Proposed Action. The Manager shall promptly notify all Members of the results of the vote. Subject to Section 4.3, the Manager shall be authorized to take action with respect to such Proposed Action if such Proposed Action has been approved by Members holding a majority of the Membership Interests.

5.2 Liability. No Member will be personally liable for any of the debts of the Operating Company or any of the losses thereof beyond the amount of such Member’s Capital Contribution to the Operating Company.

5.3 Meetings of the Members. A meeting of the Members may be called at any time by the Manager or by Members holding more than 25 percent (25%) of the Membership Interests. The meetings will be held at the Operating Company’s principal place of business or any other place designated by the Manager. The Manager will give the Members at least ten days prior written notice stating the time, place and purpose of the meeting. At a meeting of the Members, the presence of Members holding more than 50 percent (50%) of the Membership Interests, in person or by proxy, will constitute a quorum. A Member may vote either in person or by written proxy signed by the Member or by his, her or its duly authorized attorney in fact. Persons present by telephone will be deemed to be present “in person” for purposes hereof.

5.4 Removal of Manager. Notwithstanding any other provision of this Agreement, a Manager can be removed and its successor chosen by Members holding at least 75 percent (75%) of the Membership Interests, and only if the Manager engaged in willful misconduct, fraud or gross negligence with respect to the Operating Company.

5.5 Springing Members.

(a) Upon the occurrence of any event that causes the last remaining Member to cease to be a member of the Operating Company (other than upon an assignment by the Member of all of its limited liability company interest in the Operating Company and the admission of the transferee pursuant to Article VI) (a “Member Cessation Event”), Springing Member 1 shall, without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to the Operating Company as a Special Member and shall continue the Operating Company without dissolution. If, however, at the time of a Member Cessation Event, Springing Member 1 has died or is otherwise no longer able to step into the role of Special Member, then in such event, Springing Member 2 shall, concurrently with the Member Cessation Event, and without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to the Operating Company as Special Member and shall continue the Operating Company without dissolution. It is the intent of these provisions that the Operating Company never have more than one Special Member at any particular point in time. No Special Member may resign from the Operating Company or transfer its rights as Special Member unless a successor Special Member has been admitted to the Operating Company as Special Member by executing a counterpart to this Agreement. The Special Member shall automatically cease to be a member of the Operating Company upon the admission to the Operating Company of a substitute Member. The Special Member shall be a member of the Operating Company that has no interest in the profits, losses and capital of the Operating Company and has no right to receive any distributions of Operating Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Operating Company and shall not receive a limited liability company interest in the Operating Company. A Special Member, in its capacity as Special Member, may not bind the Operating Company. Except as required by any mandatory provision of the Act, a Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Operating Company, including, without limitation, the merger, consolidation or conversion of the Operating Company. In order to implement the admission to the Operating Company of the Special Member, each of Springing Member 1 and Springing Member 2 shall execute a counterpart to this Agreement. Prior to its admission to the Operating Company as Special Member, each person acting as a Springing Member 1 or Springing Member 2 shall not be a member of the Operating Company.

(b) In the event of a vacancy in the position of Springing Member 1 or Springing Member 2, the Manager shall, as soon as practicable, appoint a successor Springing Member to fill such vacancy. By signing this Agreement, a Springing Member agrees that, should such Springing Member become a Special Member, such Springing Member will be subject to and bound by the provisions of this Agreement applicable to a Special Member.

ARTICLE VI

Assignment Provisions

6.1 Transfers by Members.

(a) Subject to Section 6.2, a Member may Transfer some or all of its Membership Interests in the Operating Company. For purposes hereof, “Transfer” means, when used as a noun, any sale, hypothecation, pledge, assignment, gift, or other transfer, be it voluntary or involuntary, to any person, inter vivo, testamentary, by operation of laws of devise and descent or other laws, and, when used as a verb, to sell, hypothecate, pledge, assign, gift, or otherwise transfer to any person, be it voluntarily or involuntarily, inter vivo, testamentary, by operation of the laws of devise or descent or any other laws.

(b) Notwithstanding anything contained herein to the contrary, no Transfer of any Membership Interest will be permitted if such Transfer would: (i) result in a termination of the Operating Company for federal income tax purposes that would have a material adverse effect on the Operating Company or any of the Members; (ii) result in the Operating Company not qualifying for an exemption from the registration requirements of any applicable federal or state securities laws; (iii) result in any violation of any applicable federal or state securities laws; (iv) result in the Operating Company having to register as an investment company under the Investment Company Act of 1940, as amended; (v) require the Operating Company, the Manager or any Affiliate to register as an investment advisor under the Investment Advisers Act of 1940, as amended; or (vi) result in such Membership Interest being transferred to a “benefit plan investor”. “Benefit plan investor” is defined in the Plan Asset Rules, and includes, but is not limited to, tax-exempt “401k” and “IRA” plans, as well as entities substantially owned by such tax-exempt plans.

6.2 General Provisions. The following rules will apply to the Transfer of interests in the Operating Company:

(a) no person will be admitted as an assignee or transferee hereunder unless and until: (i) the assignment is made in writing, signed by the assignor and accepted in writing by the assignee, and a duplicate original of the assignment is delivered to and accepted by the Manager; (ii) the prospective assignee executes and delivers to the Operating Company a written agreement, in form and substance satisfactory to the Manager, pursuant to which said person agrees to be bound by this Agreement; and (iii) an appropriate amendment hereto is executed and, if required, filed of record;

(b) the effective date of such assignment or admission will be no earlier than the date that the documents specified in subsection (a) above are delivered to and accepted by the Manager;

(c) the Operating Company and the Manager will treat the assignor of the assigned interest as the absolute owner thereof and will incur no liability for distributions made in good faith to such assignor prior to such time as the documents specified in subsection (a) above have been delivered to and accepted by the Manager;

(d) unless admitted as a Member to the Operating Company by the Manager pursuant to the provisions of Article VII, the assignee or transferee of an interest in the Operating Company hereunder will not be entitled to become or exercise any rights of a Member, but will, to the extent of the interest acquired, be entitled only to the predecessor Member’s Membership Interest in the Operating Company. No person, including the legal representatives, heirs or legatees of a deceased Member, will have any rights or obligations greater than those set forth herein and no person will acquire an interest in the Operating Company or become a Member except as permitted hereby;

(e) the costs incurred by the Operating Company in processing an assignment (including attorney’s fees) will be borne by the assignee, and will be payable prior to and as a condition of admission to the Operating Company;

(f) Intentionally deleted; and

(g) upon the Transfer of a Membership Interest which satisfies Section 6.2, Exhibit A to this Agreement will be revised to reflect such Transfer.

ARTICLE VII

Admission of Additional Members; Resignations and Withdrawals

7.1 Admission of Additional Members.

(a) Subject to compliance with applicable securities laws and this Agreement, the Manager, in its sole discretion, may admit new Members in exchange for Capital Contributions by such persons to the Operating Company. The Members hereby grant the Manager the power of attorney to amend the Operating Company’s Articles of Organization and this Agreement to affect any issuance of Membership Interests pursuant this subsection. Upon the admission of any new Members to the Operating Company, the Manager shall adjust the Members’ Membership Interests set forth on Exhibit A hereto to equitably reflect the Capital Contributions made by new Members.

(b) Additional Members admitted pursuant to Section 7.1(a) will be entitled to all of the rights and privileges of the original Members hereunder and will be subject to all of the obligations and restrictions hereunder, and in all other respects their admission will be subject to all of the terms and provisions hereof.

(c) No Member shall have any preemptive or similar rights to increase or maintain such Member’s Membership Interest in the Operating Company.

7.2 Resignations and Withdrawals. A Member who withdraws from the Operating Company will forfeit all Membership Interests and rights as a Member, including his right to receive any distributions from the Operating Company and the right to vote. Upon the withdrawal of a Member, the Operating Company will not have any obligation to purchase such Member’s Membership Interests or any part thereof. The Manager shall adjust the Members’ Membership Interests set forth on Exhibit A hereto to equitably reflect the withdrawal of a Member.

ARTICLE VIII

Termination and Winding Up

8.1 Termination.

(a) The Operating Company will terminate upon the earliest to occur of the following:

(i) The Manager and Members holding a majority of the Membership Interests vote to terminate the Operating Company or convert it into a different legal entity pursuant to Delaware Law; or

(ii) The Operating Company’s sale, exchange or other disposition of the Real Estate.

(b) This Agreement generally and Article VIII in particular will govern the conduct of the parties during the winding up of the Operating Company.

8.2 Liquidation Procedures. Upon termination of the Operating Company, the Operating Company’s affairs will be wound up and the Operating Company will be dissolved. A proper accounting will be made of the profit or loss of the Operating Company from the date of the last previous accounting to the date of termination.

8.3 Liquidating Trustee. Upon the winding up of the Operating Company, the Manager will act as the liquidating trustee or will appoint a liquidating trustee. The liquidating trustee will have full power to sell, assign and encumber the Company Property. All certificates or notices thereof required by law will be filed on behalf of the Operating Company by the liquidating trustee.

8.4 Distribution on Winding Up. The proceeds of liquidation will be applied by the end of the taxable year in which the liquidation occurs or, if later, within 90 days after the date of such liquidation, in the following order:

(a) first, to the creditors of the Operating Company, in the priority and to the extent provided by law; and

(b) thereafter, to the Members in proportion to their Membership Interests.

Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, for so long as the Operating Company’s obligations under the Loan Documents remain outstanding, the Operating Company may not be terminated without the prior written consent of the Lender.

8.5 No Dissolutions. The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Member shall not cause the termination or dissolution of the Operating Company and the business of the Operating Company shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Member (an “assignee”) shall have all the rights of such Member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute Member. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any Membership Interest shall be subject to all of the restrictions, hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Member.

ARTICLE IX

General Provisions

9.1 Definitions. The following terms not otherwise defined herein will have the meanings ascribed to them below:

(a) “Affiliate” (whether or not such term is capitalized) shall mean, with respect to any specified Person any other Person owning beneficially, directly or indirectly, any ownership interest in such specified Person or directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(c) “Control” (whether or not such term is capitalized) when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, 50 percent or more of the ownership interests.

(d) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(e) “Lease” shall mean that certain lease agreement entered into by and between the Trust as “Landlord” and Lakes Venture, LLC, as “Tenant,” with respect to the Real Estate.

(f) “Lender” shall mean Barrington Bank & Trust Company, N.A., a third-party lender, and its successors and assigns with respect to the Loan.

(g) “Loan” shall mean that certain loan from Lender to the Trust in the original principal amount of $5,190,000 for the acquisition of the Real Estate, as evidenced and secured by the Loan Documents.

(h) “Loan Documents” shall mean any and all documents evidencing or securing the Loan or any assumption thereof including, without limitation, any promissory note (individually, a “Note” and collectively, “Notes”), mortgage, deed of trust, assignment of leases and rents, indemnity agreement, guaranty certificate, escrow agreement, consent or subordination agreement or the functional equivalent of any of the aforementioned, and any and all other documents related to the Loan.

(i) “Tenant” shall mean Lakes Venture, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Sponsor.

(j)  “Person” (whether or not such term is capitalized) shall mean a natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, statutory trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.

(k) “Plan Asset Rules” shall mean 29 Code of Federal Regulations § 2510.3-101, as amended from time to time.

(l) “Section” shall mean a section in this Agreement unless the context clearly indicates otherwise.

(m) “Special Member” shall mean, upon such Person’s admission to the Operating Company as a Member of the Operating Company pursuant to Section 5.5(a), a person acting as either Springing Member 1 or Springing Member 2, in such person’s capacity as a member of the Operating Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

(n) “Single Purpose Entity” shall have the meaning given it in Section 1.9 hereof.

(o) “Sponsor” shall mean GK Development, Inc., an Illinois corporation, d/b/a GK Real Estate and sole member and Manager of the Signatory Trustee.

(p) “Springing Member” shall mean a Person who is not a member of the Operating Company but who has signed this Agreement in order that, upon the conditions described in Section 5.5(a), such Person can become the Special Member without any delay in order that at all times the Operating Company shall have at least one member.

(q) “Treasury Regulations” shall mean U.S. Treasury Regulations promulgated under the Code.

9.2 Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement will be in writing and will be considered as properly given or made upon personal delivery or on the third business day following mailing from within the United States by first class United States mail, postage prepaid, certified mail return receipt requested, and addressed to the address of the Operating Company set forth in Section 1.6, if to the Operating Company, and to the address beneath a Member’s name on the signature pages hereto, if to a Member. Any Member may change its address by giving fifteen (15) days advance written notice stating its new address to the Manager. Commencing with the giving of such notice, such newly designated address will be such Member’s address for purposes of all notices or other communications required or permitted to be given pursuant to this Agreement.

9.3 Third Party Reliance. Third parties dealing with the Operating Company shall be entitled to conclusively rely on the signature of the Manager and/or any officer of the Operating Company to bind the Operating Company.

9.4 Successors. This Agreement and all the terms and provisions hereof will be binding upon and will inure to the benefit of all Members and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.

9.5 Governing Law. This Agreement will be construed in conformity with the laws of the State of Delaware, without regard to conflicts of law provisions. The Operating Company and each Member agree that any dispute among or between them concerning the Operating Company or this Agreement will be litigated in a court of competent jurisdiction located in County of Cook, State of Illinois. In any such proceeding, the Operating Company and each Member will be deemed to have waived its right to a trial by jury.

9.6 Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which will constitute one and the same instrument.

9.7 Pronouns and Headings. As used herein, all pronouns will include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

9.8 Members Not Agents. Nothing contained herein will be construed to constitute any Member the agent of another Member, except as specifically provided herein, or in any manner to limit the Members in the carrying on of their own respective businesses or activities.

9.9 Entire Understanding. This Agreement constitutes the entire understanding among the Members and supersedes any prior understanding and/or written or oral agreements among them with respect to the Operating Company.

9.10 Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, will be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, will not be affected thereby.

9.11 Further Assurances. Each of the Members will hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof. Recognizing that each Member may find it necessary from time to time to establish to third parties, such as accountants, banks, mortgagees or the like, the then current status of performance hereunder, each Member agrees, upon the written request of another Member (including the Manager, for and on behalf of the Operating Company), from time to time, to furnish promptly a written statement of the status of any matter pertaining to this Agreement or the Operating Company to the best of the knowledge and belief of the Member making such statements.

9.12 Benefits of Agreement. No Third Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Operating Company or by any creditor of any Member or a Special Member, and nothing in this Agreement shall be deemed to create any right in any Person (other than the Manager with respect to indemnity under Section 4.9) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person, except as provided in this Section 9.12.

9.13 Waiver of Partition; Nature of Interest. To the fullest extent permitted by law, each of the Member, the Special Member, the Springing Members, and any additional member admitted to the Operating Company hereby irrevocably waives any right or power that such Person might have to cause the Operating Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Operating Company, to compel any sale of all or any portion of the assets of the Operating Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Operating Company. No Member shall have any interest in any specific assets of the Operating Company, and no Member shall have the status of a creditor with respect to any distribution pursuant to Section 3.5 hereof. The interest of each Member in the Operating Company is personal property.

[EXECUTION PAGE FOLLOWS]

COUNTERPART SIGNATURE PAGE
OPERATING AGREEMENT
OF
GK DST – RIVER FOREST GROCERY LLC

IN WITNESS WHEREOF, the undersigned has executed this Operating Agreement this ____ day of ______________, 20___.

MANAGER:
RIVER FOREST GROCERY – GK SERVICES LLC,
a Delaware limited liability company

By:
Garo Kholamian, Manager

MEMBER:

Signature

Print Name

Address

City, State & Zip Code

SPRINGING MEMBER 1:

SPRINGING MEMBER 2:

EXHIBIT A

NAME OF MEMBER	CAPITAL CONTRIBUTION	CAPITAL ACCOUNT	MEMBERSHIP INTEREST